EX-23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
eResearchTechnology, Inc.:
We consent to the use of our reports dated March 3, 2011 incorporated herein by reference, with respect to the consolidated balance sheets of eResearchTechnology, Inc. and subsidiaries as of December 31, 2010 and 2009, the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010.
/s/ KPMG LLP
Philadelphia, Pennsylvania
August 8, 2011